Exhibit 10.12

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LEASE

THIS LEASE, dated for reference December 1, 2015, is made and entered into by the Landlord and the Tenant named herein who, in consideration of the rents, covenants and agreements herein contained, covenant and agree as follows:

ARTICLE 1

BASIC TERMS, DEFINITIONS AND INTERPRETATION

1.1	Basic Terms

The basic terms of this Lease are as follows:

(a)	(i) Landlord:	BENNETT FINANCIAL CORP.

	(ii) Address of Landlord:	10905 – 88A Street, Grande Prairie
Alberta T8X 1N8

	(iii) Email:	harvey.mainline@gmail.com

(b)	(i) Tenant:	FLEX LEASING POWER AND SERVICE ULC

	(ii) Address of Tenant:	#102, 9215 – 154 Avenue
Clairmont, Alberta T8X 0L2

(iii) Email:

(c)	Premises:	#102, 9215 – 154 Avenue
Clairmont, Alberta T8X 0L2

CONDOMINUM PLAN 1320815
UNIT 2
AND 5000 UNDIVIDED ONE TEN THOUSANDTH SHARES IN THE COMMON PROPERTY EXCEPTING THEREOUT ALL MINES AND MINERALS

(d)	Term:	3 years

(e)	Commencement Date:	January 1, 2016

(f)	Occupancy Date:	December 1, 2015

(g)	Annual Basic Rent:	$129,600.00 + GST

(h)	Permitted Use:	Sales and leasing of turbines, general office space

(i)	Right to Renew:	1 term of 3 years as set out in Schedule C

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The foregoing Basic Terms are agreed to by the parties and each reference in this Lease to any of the Basic Terms will be construed to include the foregoing provisions and all of the additional applicable sections of this Lease where such Basic Terms are more fully set forth.

1.2	Definitions

The Landlord and the Tenant agree that, in this Lease, the words or phrases set out in Schedule A attached hereto will, unless there is something in the context inconsistent therewith, have the meanings set out in Schedule A attached hereto.

1.3	Schedules

The Schedules attached to this Lease are incorporated into and form an integral part of this Lease and are as follows:

Schedule A	Definitions
Schedule B	Rules and Regulations
Schedule C	Right to Renew

ARTICLE 2

DEMISE AND TERM

2.1	Demise

The Landlord hereby leases the Premises to the Tenant and the Tenant leases the Premises from the Landlord, subject to the terms and conditions set out in this Lease, for the Term. The Tenant acknowledges that subject to Section 9.4 herein, it is leasing the Premises from the Landlord on an “as is where is” basis, and that the Landlord will not be required to perform any work or provide any materials or services in respect of the Premises whatsoever

ARTICLE 3

RENT AND OTHER PAYMENTS

3.1	Annual Basic Rent and Additional Rent

Subject to the provision below, the Tenant will pay to the Landlord or as the Landlord may in writing direct, in lawful money of Canada, the aggregate of:

(a)	Beginning on the Commencement Date, Annual Basic Rent for each Lease Year, payable in advance in equal consecutive monthly instalments of $10,800.00 plus GST on the first day of each month in each year of the Term; and

(b)	Beginning on the Occupancy Date, the Tenant’s proportionate shares of the Operating Costs and Property Taxes, payable in accordance with Section 3.2.

Rent will be payable at the Landlord’s address specified in Paragraph 1.1(a)(ii) or at such other place as the Landlord may from time to time direct in writing.

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3.2	Operating Costs and Property Taxes

Additional Rent (including, without limitation that Tenant’s proportionate share of, Operating Costs and Property Taxes) payable by the Tenant will be estimated on an annual basis by the Landlord for such annual period as is designated by the Landlord from time to time. The Tenant will pay the Landlord the estimated amount in monthly instalments in advance on the first day of each calendar month during the designated period. Within sixty (60) days following the designated period, the Landlord will furnish to the Tenant a statement setting out the Operating Costs and Property Taxes for such period. If the amount payable by the Tenant as shown on any such statement is greater or less than the aggregate of amounts paid by the Tenant under this Section 3.2, the proper adjusting credit or payment will be made between the parties within 14 days after delivery of the statement. Any credit made by the Landlord or payment made by the Tenant and accepted by the Landlord in respect of any adjustment made hereunder, will be without prejudice to the Landlord’s or Tenant’s right to claim a readjustment provided such claim is made within 12 months from the date of delivery of the statement referred to in this Section 3.2. Landlord shall keep accurate and current records in respect of such Additional Rent, which records may be reviewed by the Tenant or the Tenant’s agent upon request.

3.3	Tenant’s Taxes

The Tenant will promptly pay the Tenant’s Taxes as they become due. The Tenant will provide to the Landlord, upon request, the official receipt for each payment made by the Tenant in respect of the Tenant’s Taxes.

3.4	Utilities

Beginning on the Occupancy Date, the Tenant will pay all electricity, gas, other fuel, water, sewer and other utilities consumed in the Premises, except water which shall be billed to the Landlord the charges of which shall form part of the Additional Rent, directly to the applicable utility provider, whether billed by the supplying utility to the Landlord or to the Tenant directly. The Tenant will be solely responsible for arranging for supply of utilities to the Premises with utility service providers.

3.5	Irregular Periods

If, for any reason, it becomes necessary to calculate Annual Basic Rent or Additional Rent for irregular periods, an appropriate pro rata adjustment will be made on a daily basis in order to compute such rent for such irregular periods, unless otherwise expressly set out in this Lease.

3.6	Net Lease

This Lease will be absolutely net to the Landlord such that, without limitation, except as specifically set out in this Lease, all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises, whether or not referred to in this Lease and whether or not of a kind now existing or within the contemplation of the parties hereto, will be paid by the Tenant.

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3.7	Deposit

The Landlord acknowledges that it currently holds a deposit of $22,680.00 inclusive of GST on account of the first and last month’s Basic Rent. The aforementioned deposit will not bear interest.

ARTICLE 4

TENANT’S OPERATING COVENANTS

4.1	Use of Premises

The Tenant will not:

(a)	use the Premises nor allow the Premises to be used for any purpose other than that specified in Subsection 1.1(h) without the prior written consent of the Landlord, which consent may not be unreasonably withheld or delayed;

(b)	use, exercise, or carry on, or permit or suffer to be used, exercised or carried on, in, upon or about the Premises, or any part thereof, any noxious, illegal, noisome or offensive act, trade, business, occupation or calling, nor do or permit to be done on the Premises anything which damages the Premises, nor keep, sell, use handle or dispose of any merchandise, goods or things which are objectionable, or by which the Premises or any part thereof may be damaged other than reasonable wear and tear; or

(c)	do or permit to be done any act, matter or thing whatsoever in or upon the Premises, or any part thereof, which may result in nuisance, grievance, damage or disturbance to any occupiers or owners of any other lands or premises or to the holders of any registered easement, right of way or other encumbrance charging the whole or part of the Premises.

In any of the foregoing events, the Tenant will forthwith remedy the same.

4.2	Signs

The Tenant shall have the right to place prominent external signage on the face of the Building at the Tenant’s cost. The design, size and location of the signage shall be subject to the approval of the Landlord, which approval may not be unreasonably delayed or withheld, and which shall comply at all times with the requirements of any lawful authority having jurisdiction over signs.

4.3	Rubbish

The Tenant will keep the Premises clean and tidy and in good order and will not permit waste or garbage to be placed or accumulate outside of the Premises. The Tenant will dispose of waste or garbage in the manner designated by the Landlord from time to time, acting reasonably.

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4.4	Compliance with Laws

The Tenant will do, observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed by the Tenant by virtue of any law, statute, by-law, ordinance, regulation or lawful requirements of any governmental authority or any public utility lawfully acting under statutory authority. The Tenant will immediately advise the Landlord of the presence of and will do all things necessary to remove any dangerous condition from time to time existing on the Premises.

4.5	Rules and Regulations

The Tenant will observe and perform, and will cause its employees, agents, invitees (and others over whom the Tenant can reasonably be expected to exercise control) to observe and perform, the Rules and Regulations attached hereto as Schedule B and such other reasonable rules and regulations or amendments as may be made from time to time by the Landlord. In the event of any conflict between a provision of this Lease and any of the Rules and Regulations, the provision of this Lease will govern.

4.6	Vacate on Termination

At the termination of this Lease, whether by the effluxion of time or otherwise, the Tenant will vacate and deliver up possession of the Premises in the condition required by this Lease and will inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises.

ARTICLE 5

HAZARDOUS SUBSTANCES

5.1	Hazardous Substances

Except as otherwise expressly provided for in Section 4.1, the Tenant will not bring or permit to be brought into the Premises, and will not use in any way, or permit the use of the Premises or any part thereof to either directly or indirectly prepare, produce, use, generate, manufacture, refine, treat, transport, store, maintain, handle, dispose of, transfer, process, release or permit any other dealing with, any Hazardous Substances unless it has received the prior written consent of the Landlord, which shall not be arbitrarily and unreasonably withheld or delayed. Any substance which the Landlord permits the Tenant to treat, store, transfer or dispose of will be dealt with in strict compliance with all applicable laws and environmental permits. The Tenant will not release nor permit the release of any Hazardous Substances into any soil, water courses, culverts, drains or sewers on or nearby the Premises. The Tenant will comply with all applicable laws and environmental permits from time to time in force regulating any dealing with Hazardous Substances by the Tenant to which the Landlord has consented.

5.2	Removal of Hazardous Substances

On or before the expiry or sooner termination of this Lease, the Tenant will remove all Hazardous Substances which the Tenant has brought onto or created upon the Premises during the Term or Renewal Term.

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5.3	Notice of Hazardous Substances

The Tenant will advise the Landlord forthwith after becoming aware of any release of any Hazardous Substances on the Premises or any other part of the Premises or any adjacent property and will provide the Landlord with all information, notices, reports and other documents it has regarding such release and the remediation steps being undertaken by the Tenant with respect to the release or as may reasonably be required by the Landlord of the Tenant.

5.4	Restoration After Contamination

If the Tenant has brought onto or created upon the Premise any Hazardous Substance on the Premises during the Term or any extension or renewal thereof, the Tenant will promptly take all actions at its sole risk and expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Substance or other substance on the Premises.

5.5	Clean Up Plans

If any government authority requires the clean up of any Hazardous Substance held, released, spilled, abandoned or placed upon the Premises or any other lands by the Tenant or released, spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, disposed or dumped into the environment by the Tenant in the course of the Tenant’s business or as a result of the Tenant’s use or occupancy of the Premises during the Term or any extension or renewal thereof, the Tenant will, at its own risk and expense:

(a)	prepare all necessary studies, plans and proposals and submit them for approval;

(b)	provide all bonds and other security required by any governmental authority;

(c)	carry out the work required and keep the Landlord fully informed; and

(d)	provide to the Landlord full information with respect to proposed plans and comply with the Landlord’s reasonable requirements with respect to such plans.

5.6	Indemnity to Landlord

The Tenant shall be solely responsible for and will indemnify and save harmless the Landlord from any damage to the Premises caused by any spill, discharge or release of any contaminant or Hazardous Substance by the Tenant or the breach of any environmental laws by the Tenant during the Term of this Lease to the extent that such damage, spill, discharge, release or breach occurred or was occasioned by the activities of the Tenant or any person for whom the Tenant is responsible for at law. The Tenant hereby expressly agrees that this indemnification will survive the expiration or earlier termination of this Lease.

5.7	Indemnity to Tenant

The Landlord shall be responsible for and will indemnify and save harmless the Tenant from any Hazardous Substances existing on, under or within the Premises prior to the Commencement Date or any Hazardous Substances that are spilled, discharged or released onto the Premises or into the environmental as a result of the negligence or wilful misconduct of the Landlord or any person for whom the Landlord is responsible for at law. The Landlord hereby expressly agrees that this indemnification will survive the expiration or earlier termination of this Lease.

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5.8	Phase 1 Environmental Report

(a)	The Landlord shall, within 90 days of the Occupancy Date, at its expense provide a Phase 1 Environmental Report on terms acceptable to the Tenant with baseline testing done immediately prior to the Commencement Date (the “Baseline Environmental Report”). At the expiration of this Lease the Tenant shall at its expense pay for a Phase 1 Environmental Report on similar terms (the “Post-Termination Environmental Report”). If the Post-Termination Environmental Report shows any increase in the level(s) of Hazardous Substances identified and described in the Baseline Environmental Report, or if there appears to be the presence of Hazardous Substances that were not present in the Baseline Environmental Report, then, subject to Section 5.5(b) and (c), the responsibility and liability for such Hazardous Substances shall be allocated to the Tenant.

(b)	If the results of the Baseline Environmental Report identify any contamination of the Environment, the responsibility, liability and all necessary or recommended actions required by Applicable Laws or otherwise, to perform further assessments, report, clean up and remediate such contamination of the Environment, including without limitation, leaching and seepage of a contaminant(s), shall be allocated to the Landlord, at the sole expense of the Landlord.

(c)	If the Baseline Environmental Report recommends any further action, including but not limited to the performance of a phase 2 environmental assessment and/or remedial action, the Landlord shall comply with said recommendations within a reasonable time. Notwithstanding the foregoing, the Landlord or the Tenant may choose to terminate this Lease, by thirty (30) days written notice to the other party, due to the results of the Baseline Environmental Report or any subsequent reports. Should this Lease be terminated by either party, the Landlord shall not be obligated to take any further action in regards to the Environment.

(d)	The Landlord and Tenant agree that the Post-Termination Environmental Report set out in Section 5.7(a) shall be conducted by the same company that performed the original Baseline Environmental Report or, another company to be approved by the Landlord. Such report shall be conducted using methods and procedures substantially the same as those used in the preparation of the Baseline Environmental Report.

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ARTICLE 6

TENANT’S REPAIRS AND ALTERATIONS

6.1	Repair

Excepting only reasonable wear and tear and repairs for which the Landlord is responsible under section 9.2 of this Lease, the Tenant will, at its own expense, repair and maintain the Premises and all equipment, fixtures and improvements (including all electrical, mechanical, plumbing and sprinkler equipment and all heating, ventilating and air-conditioning equipment exclusively serving the Premises) in a condition of the same quality as at the Occupancy Date or better. At the end or sooner termination of the Term or any extension or renewal thereof the Tenant will deliver to the Landlord the Premises repaired and maintained in the condition required by this Section 6.1, and this obligation will survive the expiration or earlier termination of the Term or any extension thereof.

6.2	Repair on Notice

Upon 72 hours’ prior written notice (except in any emergency when no notice is required), the Landlord and its duly authorized agents or nominees may, with or without workers and others, enter upon the Premises for the purpose of examining the state of repair, condition and use thereof, and in every case the Tenant will cooperate with and assist the Landlord in such entry and examination and, upon notice in writing of any defect or want of repair being given by the Landlord, the Tenant will cause the same to be repaired, as required by Section 6.1, within 30 days from the date of the giving of such notice by the Landlord or any such longer period if reasonably necessary in the circumstances to complete the repairs or maintenance. In exercising the foregoing rights, the Landlord will make reasonable efforts to minimize any disruption of the Tenant’s business.

6.3	Business and Trade Fixtures

The Tenant may install its usual business and trade fixtures, provided that the installation does not damage the Premises.

All business and trade fixtures owned or installed by the Tenant in or on the Premises will remain the property of the Tenant and will be removed by the Tenant at the expiration of the Term or any renewal thereof or at the sooner termination thereof, provided that the Tenant at its expense will repair any damage to the Premises caused by such removal..

6.4	Alterations and Additions

The Tenant will not make any change to the Premises, including the installation of any trade fixtures or leasehold improvements, without having first submitted plans and specifications of the proposed change to the Landlord and having obtained the prior written consent of the Landlord to the proposed change, such consent not to be unreasonably delayed or withheld. All work will be done in a first class manner. The Tenant will obtain and pay for all required building and occupancy permits in respect of its work. The Tenant will, at its own cost and expense, take out any additional insurance coverage reasonably required by the Landlord to protect the respective interests of the Landlord and the Tenant during all periods when any such work is being performed. Notwithstanding anything contained in this Lease, the Landlord will not be obligated to repair, maintain, replace or insure such installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant and the Landlord may require the Tenant, at the Tenant’s cost, to remove any or all installations, alterations, additions, partitions, improvements or fixtures made or installed by or on behalf of the Tenant during the Term of any renewal thereof.

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6.5	Liens

If any claim of lien is filed against the Premises by any person claiming against the Tenant, the Tenant will take all necessary steps to have the claim of lien cancelled and discharged from title to the Premises within 30 days of the date the Tenant has knowledge of such filing and the Tenant will indemnify and save the Landlord harmless from any and all loss, cost, expense, damage and liability relating to such claim of lien.

ARTICLE 7

INSURANCE/INDEMNIFICATION

7.1	Tenant’s Insurance

(a)	The Tenant will, at its sole cost, during any period that the Tenant occupies the Premises, take out and maintain in full force and effect, the following:

(i)	“all risks” insurance (or its equivalent), including earthquake, fire, flood and sewer backup perils, upon all merchandise, stock-in-trade, furniture, fixtures, equipment, leasehold improvements and other property of every kind and description located at the Premises, owned by the Tenant or for which the Tenant is responsible or legally liable, in an amount at least equal to the full insurable value thereof, calculated on a full replacement cost basis;

(ii)	“comprehensive form” boiler and machinery insurance (or its equivalent) upon any boilers, pressure vessels or mechanical equipment located at the Premises in such amount as the Landlord may reasonably require from time to time;

(iii)	commercial bodily injury and property damage liability insurance (or its equivalent) applying to the operations of the Tenant carried on, in and from the Premises and which will include, without limitation, personal injury liability, product liability, contractual liability, non-owned automobile liability, protective liability and Tenant’s legal liability with respect to the occupancy by the Tenant of the Premises; and such insurance will be written for an amount of not less than $2,000,000.00.

(b)	All policies of liability insurance referred to in this Section 7.1 will name the Landlord as additional insured and provide that the Landlord will be insured in the same manner and to the same extent as if separate policies had been issued to the Landlord.

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(c)	All policies of insurance referred to in this Section 7.1 will be underwritten by insurers reasonably acceptable to the Landlord and on policy forms satisfactory to the Landlord, reasonably acting. The Tenant will deliver to the Landlord certificates of insurance upon request of the Landlord. Whenever required by the Landlord, the Tenant will provide the Landlord with evidence that all premiums for all insurance policies have been paid.

(d)	The Tenant will not do or permit anything to be done upon the Premises which might cause any policy of insurance against loss or damage to the Premises or against legal liability for damage to persons or property caused by the ownership, maintenance, use or occupancy of the Premises, or by reason of the conduct of any business carried on thereon, to be invalidated, and, for such purpose, upon receipt of notice in writing from any insurer of the Premises requiring the execution of works or a discontinuance of any operations in order to correct such situation, the Tenant will immediately comply with the notice.

(e)	The Tenant will not do or permit anything to be done or exist upon the Premises that would cause an increase in the cost of the Landlord’s insurance or subject any such insurance to cancellation.

7.2	Landlord’s Insurance

At the Tenant’s own expense, the Landlord will take out and maintain in force such insurance as the Landlord deems appropriate, acting reasonably.

7.3	Indemnify Landlord

Save for where caused by the negligence or wilful misconduct of the Landlord or any person for whom the Landlord is responsible for at law, the Tenant will indemnify and save harmless the Landlord from and against any actions or causes of action, damages, costs, loss or expenses of whatever kind which the Landlord may become liable for or suffer by reason of a breach, violation or non-performance by the Tenant of any covenant, term or provision in this Lease or by reason of any injury occasioned to or suffered by any person or persons or any property damage resulting from the wrongful act, neglect or default on the part of the Tenant or any person for whom the Tenant is responsible for at law or arising out of the use and occupation by the Tenant of the Premises and the business of the Tenant conducted thereon and such liability to indemnify and save harmless will survive any termination of this Lease.

7.4	Indemnify Tenant

Save for where caused by the negligence or wilful misconduct of the Tenant or any person for whom the Tenant is responsible for at law, the Landlord will indemnify and save harmless the Tenant from and against any actions or causes of action, damages, costs, loss or expenses of whatever kind which the Tenant may become liable for or suffer by reason of a breach, violation or non-performance by the Landlord of any covenant, term or provision in this Lease or by reason of any injury occasioned to or suffered by any person or persons or any property damage resulting from the wrongful act, neglect or default on the part of the Landlord or any person for whom the Landlord is responsible for at law and such liability to indemnify and save harmless will survive any termination of this Lease.

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7.5	Damage or Injury

Except for any structural repairs or any structural default of the Building or the Premises and expect to the extent attributable to the negligence or wilful misconduct of the Landlord, or any persons for whom the Landlord, at law, is responsible, the Landlord will not be liable for any personal injury, death or property loss or damage sustained by the Tenant, or its employees, agents, assignees, subtenants, licensees, invitees or those doing business with it in the Premises, and the Tenant hereby releases the Landlord and its directors, officers, shareholders, agents and employees from all claims for damages or other expenses arising out of such personal injury, death or property loss or damage and will indemnify the Landlord and its directors, officers, shareholders, agents and employees against all actions or liabilities arising out of such personal injury, death or property damage or loss.

7.6	Tenant Responsible for Damages

The Tenant acknowledges and agrees that it will be solely responsible, at its own cost, for repairing any and all damage, including without limitation replacement of broken windows, caused to the Premises by the Tenant, its employees, agents, contractors, customers, invitees or other persons for whom the Tenant is responsible at law.

ARTICLE 8

DISPOSITIONS

8.1	Assignment and Subletting

The Tenant shall not make, grant, execute, enter into, consent to, or permit any subletting without the prior written consent of the Landlord, such consent not to be unreasonably withheld, conditioned or delayed. In the event that the Tenant desires to make, grant, execute, enter into, consent to, or permit any subletting then the Tenant shall give prior written notice to the Landlord of such desire, specifying therein the proposed subtenant and providing to the Landlord such information on the nature of the business of the proposed subtenant, together with its financial responsibility and standing, as the Landlord may reasonably require, together with the terms and conditions of the proposed subletting. The Tenant shall also deliver to the Landlord a copy of the sublease intended to be executed by the Tenant and the Transferee, together with the Landlord’s administration fee required hereunder. The Landlord shall, within 10 Business Days thereafter, notify the Tenant in writing that:

(a)	it consents to such subletting, or

(b)	that it does not consent to such subletting, in which event the Landlord must advise the Tenant of its reason for not consenting.

Notwithstanding the forgoing, provided the Tenant is not then in material default of any of the terms of this Lease, the Tenant shall have the right (without being required to first obtain the Landlord’s prior consent) to assign this Lease or sublet all or a portion of the Premises to (i) an affiliate of the Tenant, or (ii) a third party purchaser of all or substantially all of the Tenants assets in Alberta. The Tenant shall provide a minimum of 60 days written notice to the Landlord of any such assignment or sublet as soon as is reasonably practicable.

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8.2	Tenant’s Charges

The Tenant will:

(a)	not mortgage or charge its leasehold interest in the Premises without the prior written consent of the Landlord, such consent not to be unreasonably withheld; and

(b)	pay all money owed by it under any mortgage or charge of its leasehold interest in the Premises and immediately upon making all of the payments thereunder, obtain a memorandum of satisfaction or other appropriate document of discharge and register the same at its own expense in the proper land title office or other appropriate office of public record (as applicable).

8.3	Subordination

This Lease is and will be subject, subordinate and postponed to all mortgages and charges, including, without limitation, any debentures and any deeds of trust and mortgages securing bonds and all indentures supplemental thereto (collectively called the “Mortgages”) which may now or hereafter charge the Premises and to all renewals, modifications, consolidations, replacements and extensions of the Mortgages, without execution of any document other than this Lease provided the holder of any such Mortgages delivers a reasonable Non-Disturbance Agreement to the Tenant for execution by the Tenant. Without limiting the generality of the foregoing, the Tenant agrees to execute promptly any document in confirmation of such subordination, postponement and priority which the Landlord reasonably may request.

8.4	Estoppel Certificate

Each party will, at any time and from time to time, upon ten (10) days’ prior written notice from the other party, execute and deliver to the requesting party (or if requested by the Landlord, to the Landlord’s Mortgagees or a prospective purchaser of the Premises), a statement in writing as to the then status of this Lease, including, without limitation, as to whether it is in full force and effect, is modified or unmodified, confirming the Rent payable hereunder and the state of accounts between the Landlord and the Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as reasonably required by the requesting party.

8.5	Exhibit Premises

The Landlord may, on reasonable notice to the Tenant, enter and exhibit the Premises to prospective tenants or subtenants during the six (6) month period prior to the expiry of the Term or any renewal or extension thereof, and to the Landlord’s Mortgagees or prospective mortgagees or purchasers at any time during the Term or any extension thereof. The Landlord will make reasonable efforts to minimize any disruption of the Tenant’s business caused thereby.

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ARTICLE 9

LANDLORD’S COVENANTS

9.1	Quiet Enjoyment

If the Tenant pays the Rent and performs the covenants contained in this Lease, the Tenant will be entitled to quiet enjoyment of the Premises, subject to the rights of owners or occupiers of the easements and rights-of-way, if any, now or hereafter registered against title to the Premises.

9.2	Structural Repairs

The Landlord will, at its own cost, make all necessary structural repairs, both exterior and interior, to the Roof, foundations, sub-floors and perimeter load-bearing walls of the Building and any related repairs to the mechanical and electrical works included within the Premises, including all electrical, mechanical, plumbing, and sprinkler equipment and all heating, ventilating and air-conditioning equipment, which may be required as a direct result of a structural issue. The Landlord shall make reasonable efforts to minimize any disruption to the Tenant’s business as a result of carrying out such repairs.

9.3	Payment of Property Taxes

Subject to the Tenant’s obligation to pay the Property Taxes, the Landlord will pay the Property Taxes in respect of the Premises. If the Landlord is obligated to pay Property Taxes in advance for or during the year or other period in which the Property Taxes are or are to become due, the Landlord may establish a reserve from which to pay the Property Taxes when due, and if it does so, the Tenant will, notwithstanding Section 3.2, pay the Property Taxes in equal monthly instalments in advance on the first day of each month, in amounts sufficient to fund such reserve so as to enable the Landlord to pay the Property Taxes in advance, when due.

9.4	Landlord’s Repairs

Prior to the Commencement Date, the Landlord shall complete the following:

(a)	Ensure the electrical, mechanical, plumbing, bay doors, and HVAC systems are in good working order;

(b)	Patch all holes in the office, and clean and paint the office area;

(c)	Finish office space upstairs to include stairway from shop, conference room, and breakroom with sink, cabinets, and countertops; and

(d)	Fix gap between the wall and floor upstairs.

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ARTICLE 10

DEFAULT

10.1	Re-entry on Default

If at any time during the Term or any extension or renewal thereof:

(a)	any payments of the Rent or any part thereof, are not paid within thirty (30) days after written notice from the Landlord that they are overdue;

(b)	the Tenant breaches or fails to observe or perform any covenant, agreement, stipulation, proviso, condition, rule or regulation contained in this Lease and the breach, non-observance or non-performance continues for 30 days after written notice thereof to the Tenant (or such longer period as may be reasonably necessary in the circumstances in order to rectify such breach or failure);

(c)	the Premises are abandoned;

(d)	the Term or any extension thereof or any of the goods and chattels of the Tenant is seized or taken in attachment by any creditor of the Tenant;

(e)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute at the time in force for bankrupt or insolvent debtors; or

(f)	the Tenant assigns, sublets or parts with possession of all or any part of the Premises without the Landlord’s consent as herein required,

then:

(g)	the Landlord, in addition to any other remedy available to it, may re-enter and take possession immediately of the Premises or any part thereof.

10.2	Sale and Reletting

Upon the Landlord becoming entitled to re-enter the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights and remedies it may have under this Lease or otherwise, may enter the Premises and relet the Premises and receive all rent therefor. The Landlord may also take possession of any business and trade fixtures of the Tenant and any goods and property whatsoever on the Premises, sell them at public or private sale without notice and apply the proceeds of such sale and any rent derived from reletting the Premises, after deducting its costs of conducting such sale and its costs of reletting, in payment of the Rent due under this Lease, and the Tenant will be liable to the Landlord for any deficiency.

10.3	Termination

Upon the Landlord becoming entitled to re-enter upon the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights and remedies, may immediately terminate this Lease by giving notice in writing addressed to the Tenant of its intention so to do. Upon such termination, Rent will be computed, apportioned and paid in full to the date of such termination, the Tenant will pay any other amounts for which it is liable pursuant to Section 10.5, the Tenant will forthwith deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the Premises.

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10.4	Payments by Landlord Regarded as Rent

If the Tenant fails to observe or perform any of the covenants or obligations of the Tenant under or in respect of this Lease within the applicable cure periods, the Landlord may at its discretion perform any of such covenants or obligations or any part thereof and for such purpose may do such things as may be necessary and may enter upon the Premises to do such things and all costs and expenses incurred and expenditures made by or on behalf of the Landlord will be paid by the Tenant to the Landlord on demand.

10.5	Landlord’s Expenses Enforcing Lease

If it is necessary for the Landlord to retain the services of any person for the purpose of assisting the Landlord in enforcing any of its rights under this Lease or otherwise available at law, the Landlord may collect from the Tenant the cost of its reasonable legal fees and disbursements in connection with all necessary court proceedings at trial or on appeal as if the same were Rent in arrears.

10.6	Remedies Cumulative

No remedy conferred upon or reserved to the Landlord under this Lease, by statute or otherwise, will be considered exclusive of any other remedy, but the same will be cumulative and in addition to every other remedy available to the Landlord and all such remedies and powers of the Landlord may be exercised concurrently and from time to time and as often as the Landlord deems expedient.

10.7	No Waiver

The failure of the Landlord to exercise any right or option in connection with any breach or violation of any term, covenant or condition herein contained will not be deemed to be a waiver or relinquishment of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of the Rent or any portion hereunder by the Landlord will not be deemed to be a waiver of a preceding breach by the Tenant of any term, covenant or condition of this Lease other than the failure of the Tenant to pay the particular amount of the Rent so accepted, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such amount of the Rent.

10.8	Interest

Interest on any money due to the Landlord under this Lease will be paid by the Tenant and will accrue at the rate of Prime Rate plus 2% per annum, such rate of interest to be calculated and compounded monthly, not in advance, from the respective date upon which any such money becomes due to the Landlord.

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ARTICLE 11

DAMAGE AND DESTRUCTION/EXPROPRIATION

11.1	Damage and Destruction

The Landlord and the Tenant agree that:

(a)	if all or any part of the Premises is damaged by fire or other casualty and all or a portion of the Premises is rendered unusable by the Tenant (as determined by the tenant, acting reasonably and in good faith), then Rent will abate, in the proportion that that part of the Premises which is rendered unusable bears to the whole of the Premises.;

(b)	except as provided in Subsection 11.1(c), if the Premises are damaged by fire or other casualty insured against by the Landlord or for the Landlord’s benefit, the damage to the Premises will be repaired by the Landlord at its expense except that repairs to installations, alterations, additions, partitions, improvements and fixtures made by or on behalf of the Tenant or any part thereof will be performed by the Tenant. All repairs which the Landlord is required to make under this Subsection 11.1(b) will be made with due diligence, provided that the Landlord will not be liable to the Tenant for any loss or damage suffered by the Tenant as a result of any delay which may arise by reason of adjustment of insurance on the part of the Landlord or on account of labour troubles or any other cause beyond the Landlord’s control; and

(c)	notwithstanding the foregoing, the Landlord will have no obligation to repair, reconstruct or restore the Premises or the Building if any of the following occurs:

(i)	the Building is damaged by fire or other casualty to the extent that it cannot reasonably be repaired or rebuilt within 180 days after the occurrence of such damage;

(ii)	the holder of any mortgage or security agreement encumbering the Premises elects not to permit the insurance proceeds payable upon damage to or destruction of the Building or Premises to be used for such repair, reconstruction or restoration;

(iii)	the damage or destruction is not fully covered by insurance maintained by the Landlord or for the Landlord’s benefit; or

(iv)	the damage or destruction occurs during the last 24 months of the initial Term or any extension or renewal thereof.

If the Landlord decides not to restore the Building, the Landlord will, within 90 days after the happening of such fire or other casualty, give to the Tenant a notice in writing of such decision and the Term and any extension thereof will expire forthwith and the Tenant will vacate the Premises and surrender them to the Landlord within 90 days of receiving such notice. If the Building is damaged to the extent set out above and the Landlord does not give notice of a decision not to restore, the Landlord will diligently proceed to repair the Building to the extent set out in Subsection 11.1(b). Upon the termination of this Lease by the Landlord as provided in this Subsection 11.1(c), the Tenant’s liability for the Rent will cease as of the day following the fire or casualty.

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11.2	Expropriation

It the Premises will be acquired or condemned by an authority having the power for such acquisition or condemnation then the Term and any extension thereof will cease from the date of entry by such authority. Nothing in this Lease will prevent the Landlord or the Tenant or both from recovering damages from such authority for the value of their respective interests or for such other damages and expenses allowed by law.

ARTICLE 12

MISCELLANEOUS

12.1	No Warranties

No representations, warranties, agreements or conditions have been made to or for the Landlord or the Tenant other than those expressed herein, and no agreement collateral to this Lease will be binding upon the Landlord or the Tenant unless it is made in writing and duly executed by the Landlord and the Tenant.

12.2	Notices

Any notice, demand, request, consent, invoice, objection or other instrument which may be or is required to be given under this Lease will be in writing and delivered personally or sent by registered mail, postage prepaid, or by e-mail (except that cheques and other documents requiring an original signature by law may not be sent by email), and will be addressed, if to the Landlord, to the address set out in Paragraph 1.1(a)(ii) and, if sent by email, to the email address set out in Paragraph 1.1(a)(iii) and, if to the Tenant, to the Premises or, at the Landlord’s option, to the address set out in Paragraph 1.1(b)(ii) (if different) or to the Tenant’s registered office in Alberta or in any other jurisdiction and, if sent by email, to the email address set out in Paragraph 1.1(b)(iii). In the event of a postal disruption, any notice will only be delivered personally or sent by email.

Any such notice will be conclusively deemed to have been given or made on the day on which such notice is delivered or, if sent by registered mail, then 72 hours following the date of mailing or, if sent by email, on the date the email was transmitted.

Either party may from time to time give written notice to the other (in the manner provided in this Section 12.2) of any change of address or email address of the party giving such notice and, from and after the giving of such notice, the address or email address therein specified will be deemed to be the address or email address of such party for the purpose of giving notice hereunder.

12.3	Overholding

If the Tenant holds over after the expiration of the Term or any extension thereof and the Landlord accepts Rent or any portion thereof, the new tenancy thereby created will be deemed a monthly tenancy and not a yearly tenancy and will be subject to the covenants and conditions contained in this Lease insofar as they are applicable to a monthly tenancy, except that the monthly instalments of Annual Basic Rent will be 150% of the monthly instalments of Annual Basic Rent payable for the last month of the Term or any extension thereof. In the future event that a replacement lease shall subsequently come into effect, any excess rental paid by the Tenant to the Landlord in pursuant of this Section 12.3 shall be adjusted in accordance with such replacement lease for the commencement date thereof and an appropriate adjusting payment shall be made by the Landlord to the Tenant.

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12.4	Continuation of Obligations

This Lease and the obligations of the Tenant under it will continue in full force and effect notwithstanding any change in the person or persons comprising the Landlord.

12.5	Assignment by Landlord

If there is a sale, lease or other disposition by the Landlord of the Premises or any part thereof, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that the purchaser or assignee assumes the covenants and obligations of the Landlord hereunder, the Landlord will, thereupon and without further agreement, be relieved of all further liability with respect to its covenants and obligations.

12.6	Caveat

The Tenant shall be permitted to register a caveat in respect of this lease against title to the Premises provided no financial terms of this Lease are disclosed on said caveat. Such caveat shall be removed by the Tenant within a reasonable time after the Tenant vacates the Premises.

12.7	Acknowledgement re Condominium Unit

The provisions contained in this Lease shall be subject to and deemed to be modified as required to reflect the fact that the Premises comprise a unit in a condominium of which the Landlord is an owner and that certain payments and obligations of the Landlord may in fact be made or performed by the Condominium Corporation, notwithstanding which, the Landlord shall be deemed to have fulfilled its obligations hereunder. It is further understood that certain payments and obligations of the Tenant may in fact be made or performed by the Condominium Corporation and that the costs of the same may be included in the monthly condominium fees rather than charged to the Tenant under certain other Additional Rent provisions found in this Lease. Accordingly, it is agreed that the Additional Rent charged to the Tenant under this Lease shall be without duplication with respect to utilities or services supplied by the Condominium Corporation and paid for by the Tenant by way of condominium fees and charged to the Tenant as Operating Costs.

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ARTICLE 13

INTERPRETATION

13.1	Interpretation

The parties agree that:

(a)	This Lease will be construed in accordance with, and governed by, the laws of Alberta.

(b)	All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(c)	If any provision or provisions of this Lease is found to be illegal or not enforceable it or they will be considered separate and severable from this Lease and its remaining provisions will remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

(d)	Time is of the essence of this Lease.

(e)	The headings of the Articles and Sections in this Lease are inserted for convenience only and in no way define, limit, construe or describe the scope or intent of such Articles or Sections nor in any way affect this Lease.

(f)	This Lease will extend to, be binding upon and enure to the benefit of the Landlord and the Tenant and their respective successors and permitted assigns.

(g)	This Lease sets out the entire agreement between the parties with respect to the subject matter of this Lease and will not be modified, amended or waived except by an instrument in writing duly executed and delivered by the parties or by their successors and permitted assigns.

(h)	This agreement may be signed and accepted in counterpart and delivered by facsimile or portable document format (pdf).

SIGNATURE PAGE TO FOLLOW

….INTENTIONAL PAGE BREAK

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IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Lease as of the day and year first above written.

TENANT :	FLEX LEASING POWER AND SERVICE ULC

	Per:	/s/ [ILLEGIBLE]

LANDLORD :	BENNETT FINANCIAL CORP.

Per: